Filed Pursuant to Rule 424(b)(3)
Registration No. 333-238963

PROSPECTUS

Intersect ENT, Inc.

6,309,459 Shares

Common Stock

This prospectus relates to an aggregate of up to 6,309,459 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholder named herein. We will not receive any of the proceeds from any sale of our common stock by the selling stockholder.

On May 11, 2020, we entered into a Facility Agreement (the “Facility Agreement”) by and among our company, as borrower, certain of our subsidiaries from time to time party thereto as guarantors and Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the lenders, providing for the issuance and sale by us to Deerfield of $65.0 million of principal amount of 4.0% unsecured senior convertible notes (the “Convertible Notes”) upon the terms and conditions set forth in the Facility Agreement. On May 11, 2020, pursuant to the Facility Agreement, we sold the Convertible Notes to Deerfield, which Convertible Notes will mature on May 9, 2025, unless earlier converted or redeemed, and are convertible into shares of our common stock at an initial conversion price of $15.54.

In connection with the Facility Agreement, on May 11, 2020, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) by and between our company and Deerfield. Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-3, or such other form as required to effect a registration of any shares of our common stock issued or issuable upon conversion of or otherwise pursuant to the Convertible Notes (the “Registrable Securities”), covering the resale of the Registrable Securities and such indeterminate number of additional shares of our common stock as may become issuable upon conversion of or otherwise pursuant to the Convertible Notes to prevent dilution resulting from certain corporate actions.

The selling stockholder may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholder, refer to the section of this prospectus entitled “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the shares of common stock, then, to the extent required, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that information contained in or incorporated by reference into this prospectus is accurate as of any other date.

Our common stock is listed on The Nasdaq Global Market under the symbol “XENT.” On June 17, 2020, the closing price of our common stock was $12.18 per share.

Investing in our securities involves risks. See the section of this prospectus titled “Risk Factors” and contained in any applicable prospectus supplement and any related free writing prospectus and under similar sections in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2020

PLAN OF DISTRIBUTION	11
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	15

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). This prospectus relates to the possible resale by the selling stockholder of an aggregate of up to 6,309,459 shares of our common stock issuable upon conversion of or pursuant to the Convertible Notes from time to time in one or more offerings.

The selling stockholder may offer and sell, from time to time, an aggregate of up to 6,309,459 shares of our common stock under the prospectus. If necessary, the specific manner in which the shares of our common stock may be offered and sold will be described in a supplement to this prospectus. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. Before you make any investment decision, you should read this prospectus, any accompanying prospectus supplement, any free writing prospectus we may authorize to use, any post-effective amendments to the registration statement of which this prospectus is a part, the documents incorporated by reference in such registration statement, and the additional information described under “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the selling stockholder have authorized any broker, dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and in any free writing prospectus we may authorize to use. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, or in any free writing prospectus we may authorize to use. This prospectus, any accompanying prospectus supplement and any free writing prospectus we may authorize to use do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any accompanying prospectus supplement or any free writing prospectus we may authorize to use constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may authorize to use is accurate on any date subsequent to the date set forth on the front of the document or that any information incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any accompanying prospectus supplement or any free writing prospectus we may authorize to use is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” in this prospectus and in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Business Overview

We are a commercial drug delivery company transforming care for patients with ear, nose and throat (“ENT”) conditions. Our U.S. Food and Drug Administration, or FDA, approved products are steroid releasing implants designed to treat adult patients suffering from chronic sinusitis, who are managed by ENT physicians. These products include our PROPEL® family of products (PROPEL®, PROPEL® Mini and PROPEL® Contour) and the SINUVA® (mometasone furoate) Sinus Implant. The PROPEL family of products are used in adult patients in conjunction with sinus surgery primarily in hospitals and ambulatory surgery centers (“ASC”) and SINUVA is designed to be used in the physician office setting of care to treat adult patients who have had ethmoid sinus surgery yet suffer from recurrent sinus obstruction due to polyps. The PROPEL family of products are devices approved under a Premarket Approval, or PMA and SINUVA is a drug that was approved under a New Drug Application, or NDA. While our primary commercial focus is the U.S. market, both PROPEL and PROPEL Mini received CE Markings, permitting them to be marketed in Europe. Approximately 450,000 and 250,000 FESS procedures are performed annually in the Asia Pacific and European regions, respectively. Our commercialization strategy will consider several factors including regulatory requirements, reimbursement coverage for our products, and key opinion leader support. Our initial focus is on Germany and the United Kingdom, where we are working to build our capabilities and develop the market. Going forward, we will continue to assess our capability to penetrate additional markets in Europe, the Asia Pacific and Japan.

Corporate Information

We were incorporated in Delaware in October 2003 as Sinexus, Inc. We changed our name to Intersect ENT, Inc. in November 2009. Our offices are located at 1555 Adams Drive, Menlo Park, California 94025. Our telephone number is (650) 641-2100. Our corporate website is at www.intersectent.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our securities.

THE OFFERING

Securities that may be Offered by the Selling Stockholder	Up to an aggregate of 6,309,459 shares of our common stock. See the section of this prospectus titled “Selling Stockholder”.

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholder pursuant to this prospectus. See the section of this prospectus titled “Use of Proceeds”.

NASDAQ Global Market Symbol	XENT

Risk Factors	Investing in our common stock involves risks. See the section of this prospectus titled “Risk Factors”.

On May 11, 2020, we entered into a Facility Agreement (the “Facility Agreement”) by and among our company, as borrower, certain of our subsidiaries from time to time party thereto as guarantors and Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the lenders, providing for the issuance and sale by us to Deerfield of $65.0 million of principal amount of 4.0% unsecured senior convertible notes (the “Convertible Notes”) upon the terms and conditions set forth in the Facility Agreement. On May 11, 2020, pursuant to the Facility Agreement, we sold the Convertible Notes to Deerfield, which Convertible Notes will mature on May 9, 2025, unless earlier converted or redeemed.

The Convertible Notes are convertible at any time at the option of the holders thereof; provided that each holder is prohibited from converting the Convertible Notes into shares of common stock to the extent that, upon such conversion, the number of shares of our common stock then beneficially owned by the converting holder and its affiliates and any other person or entity with whom the converting holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Exchange Act, including any “group” members would exceed 4.985% of the total number of shares of common stock then issued and outstanding (the “4.985% Cap”). The initial conversion rate is 64.3501 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of $15.54, and is subject to adjustment in certain events described in the Facility Agreement and the Convertible Notes. “Additional conversion shares” (as defined in the Convertible Notes) may also become issuable upon conversion of the Convertible Notes under certain circumstances (including in connection with certain “Major Transactions” (as defined in the Convertible Notes) and for a period of time following any election by us to redeem the Convertible Notes in accordance with their terms). Based on the initial conversion price, the maximum number of shares of common stock issuable upon conversion of the Convertible Notes, including the issuance of any additional conversion shares, is 6,309,459 shares.

In connection with the Facility Agreement, on May 11, 2020, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) by and between our company and Deerfield. Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a Registration Statement on Form S-3, or such other form as required to effect a registration of any shares of our common stock issued or issuable upon conversion of or otherwise pursuant to the Convertible Notes (the “Registrable Securities”), covering the resale of the Registrable Securities and such indeterminate number of additional shares of our common stock as may become issuable upon conversion of or otherwise pursuant to the Convertible Notes to prevent dilution resulting from certain corporate actions.

The filing of this shelf registration statement of which this prospectus is a part is being made pursuant to the Registration Rights Agreement. For more information, refer to the section of this prospectus titled “Selling Stockholder.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any prospectus supplement and free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	estimates of our future revenue, expenses, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing in this or future offerings;

•	the implementation of our business model and strategic plans for our products, technologies and businesses;

•	our future clinical results;

•	competitive companies and technologies and our industry;

•	our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers;

•	our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to hire and retain key personnel;

•	the effects that the COVID-19 pandemic may continue to have on our business;

•	our financial performance; and

•	our expectations regarding use of proceeds from offerings under this prospectus and any related prospectus supplement.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, and in any applicable prospectus supplement and in any free writing prospectuses we may authorize for use in connection with a specific offering. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholder pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Capital Structure

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 160,000,000 shares, all with a par value of $0.001 per share, of which:

•	150,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

Common stock

Voting Rights.    Holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights.

Dividends and Distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights.    Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no present plan to issue any shares of preferred stock.

Series DF-1 Convertible Preferred Stock. Pursuant to this authority, our board of directors has designated 6,310 shares of our preferred stock as Series DF-1 Convertible Preferred Stock (the “Series DF-1 Preferred Stock”) and set forth the preferences, rights and limitations of the Series DF-1 Preferred Stock.

Each share of Series DF-1 Preferred Stock is convertible into shares of common stock at a rate of 1,000 shares of common stock for each share of Series DF-1 Preferred Stock (subject to adjustment to reflect stock splits and similar events). There are an aggregate of 6,309,459 shares of common stock issuable upon conversion of the Series DF-1 Preferred Stock (without giving effect to the limitation on conversion described below). The Series DF-1 Preferred Stock is convertible at any time at the option of the holders, provided that the holders of

Series DF-1 Preferred Stock are prohibited from converting shares of Series DF-1 Preferred Stock into shares of common stock if, as a result of such conversion, such holders (together with certain affiliates and “group” members) would beneficially own more than 4.985% of the total number of shares of common stock then issued and outstanding. The Series DF-1 Preferred Stock is not redeemable. In the event of a liquidation, dissolution or winding up, the holders will receive an amount equal to $0.001 per share, plus any declared but unpaid dividends, and thereafter will share ratably in any distribution of our assets with holders of common stock on an as-converted basis. With respect to rights upon liquidation, the Series DF-1 Preferred Stock ranks senior to the common stock and junior to existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions involving our organizational documents that adversely affect the holders of Series DF-1 Preferred Stock), the Series DF-1 Preferred Stock does not have voting rights. The Series DF-1 Preferred Stock is not subject to any price-based anti-dilution protections and does not provide for any accruing dividends, but provides that holders of Series DF-1 Preferred Stock will participate in any dividends on the common stock on an as-converted basis (without giving effect to the limitation on conversion described above). The Certificate of Designation designating the Series DF-1 Preferred Stock also provides for certain damages in the event that we fail to timely convert shares of Series DF-1 Preferred Stock into common stock in accordance with the Certificate of Designation.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, or our chief executive officer.

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of us; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to us or our stockholders; (C) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or amended and restated bylaws; or (D) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to these provisions. This provision does not apply to actions arising under the Securities Act or the Exchange Act, or any claim for which the federal courts have exclusive jurisdiction.

Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “XENT.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Global Market or any securities market or other exchange of the preferred stock covered by such prospectus supplement.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDER

On May 11, 2020, we entered into the Facility Agreement by and among our company, as borrower, certain of our subsidiaries from time to time party thereto as guarantors and Deerfield, as agent for itself and the lenders, providing for the issuance and sale by us to Deerfield of the Convertible Notes upon the terms and conditions set forth in the Facility Agreement. On May 11, 2020, pursuant to the Facility Agreement, we sold the Convertible Notes to Deerfield, which Convertible Notes will mature on May 9, 2025, unless earlier converted or redeemed.

This prospectus relates to the possible resale of up to 6,309,459 shares of our common stock issuable upon the conversion of the Convertible Notes in the original principal amount of $65,000,000 held by the selling stockholder set forth in the table below. The initial conversion rate is 64.3501 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of $15.54, and is subject to adjustment in certain events described in the Facility Agreement. Holders who convert may also be entitled to receive, under certain circumstances, “additional conversion shares” (as defined in the Convertible Notes). Based on the initial conversion price, the maximum number of shares of common stock issuable upon conversion of the Convertible Notes, including the issuance of any additional conversion shares, is 6,309,459 shares.

The following table presents information regarding the selling stockholder, and the shares of common stock that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of their respective shares of common stock. We do not know how long the selling stockholder will hold their respective shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

The percentages of shares of common stock beneficially owned after the offering shown in the table below are based on an aggregate of 32,559,239 shares of our common stock outstanding on May 4, 2020.

Selling Stockholder(1)	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered(2)	Shares Beneficially Owned After the Offering	Percentage
Deerfield Partners, L.P.	6,941,021	(3)	6,309,459	2,758,267	7.1%

(1)

Additional information concerning the selling stockholder or pledgees, donees, transferees or other successors-in-interest of any such stockholder may be set forth in an additional prospectus supplement to the prospectus.

(2)

Composed of 4,182,754 shares issuable, and 2,126,705 shares that may become issuable, upon conversion of the Convertible Notes. The number of shares beneficially owned after giving effect to this offering assumes that the selling stockholder will sell all of the shares offered under this prospectus and will not sell any other shares. We cannot, however, predict what or how many shares will be sold by the selling stockholder, including sales of shares of our common stock pursuant to an exemption from registration.

(3)

Composed of 2,758,267 shares of common stock outstanding and 4,182,754 shares of common stock issuable upon conversion of the Convertible Notes. The 2,758,267 shares of common stock outstanding are not being offered pursuant to this prospectus. Does not include the shares of common stock which may become issuable upon conversion of the Convertible Notes upon the occurrence of certain events. Under the terms of the Convertible Notes, and as discussed in greater detail above under the section “Prospectus Summary – The Offering,” the number of shares of our common stock that may be acquired by a selling stockholder upon any conversion thereof is limited by the 4.985% Cap. For purposes of the 4.985% Cap, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each of Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield Mgmt, L.P. and Mr. James E. Flynn disclaims beneficial ownership of share of common stock issuable upon conversion of the Convertible Notes in excess of the 4.985% Cap.

PLAN OF DISTRIBUTION

The selling stockholder, or any of its donees, pledgees, transferees, distributes, assigns or other successors in interest (including transferees that receive shares of common stock from the selling stockholder under this prospectus), may use any one or more of the following methods (or in any combination) to sell, distribute or otherwise transfer the securities covered by the registration statement of which this prospectus forms a part from time to time:

•	through underwriters or dealers for resale to the public or to investors;

•	directly to one or more purchasers;

•	through agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades;

•	through public or privately negotiated transactions; or

•	any other method permitted pursuant to applicable law.

In particular, the selling stockholder may offer and sell, distribute or otherwise transfer from time to time at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices. These offers, sales, transfers or distributions may be effected from time to time in one or more transactions, including:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale or in the over-the-counter market;

•	in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through the writing of options, convertible securities or other contracts or agreements to be satisfied by the delivery of shares of common stock;

•	through short sales;

•	through privately negotiated transactions;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	broker-dealers may agree with any selling stockholder to sell a specified number of its shares at a stipulated price per share;

•	through the lending of such securities;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through the distribution of such securities by any selling stockholder to its equity holders;

•	through a combination of any of the above methods; or

•	through any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with sales of our common stock under this prospectus, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of shares of our common stock, short and deliver such shares to close out such short positions, or loan or pledge the shares to broker-dealers that may in turn sell such shares. The selling stockholder may also sell shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus, as appropriate.

The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under the prospectus, as appropriate.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares, including the fees and expenses of counsel to the selling stockholder up to $25,000 per registration. The selling stockholder will be required to bear the expenses of any underwriting discounts, fees and selling commissions incurred for the sale of shares of our common stock.

We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the selling stockholder to indemnification by the selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on the selling stockholder’ behalf.

The selling stockholder and other persons participating in the sale or distribution of our common stock will be subject to applicable provisions of Regulation M.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the date on which the selling stockholder has publicly sold all of the shares of our common stock covered by this prospectus or the date that all of the shares of our common stock covered by this prospectus (in the opinion of counsel to the selling stockholder) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act.

To the extent permitted by applicable law, the plan of distribution may be modified in a prospectus supplement or otherwise.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the securities offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports set forth therein, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the following documents, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2020 and May 11, 2020; and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 15, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, CA 94025, Telephone: (650) 641-2100.

6,309,459 Shares

Common Stock

Prospectus

June 17, 2020